Exhibit 99.1

Federal Trust Corporation Announces Third Quarter Dividend

          SANFORD, Fla., July 26 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced today that the Board of Directors approved the quarterly cash dividend of $.05 per share on the Company’s common stock. The cash dividend will be paid to shareholders of record on August 9, 2006, and will be distributed on August 25, 2006.

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally-chartered, FDIC-insured savings bank.  Federal Trust Bank operates from eight full-service offices in Florida that are located in Seminole, Volusia and Orange Counties. The Executive and Administrative Offices of the Company are located in Sanford, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.”  At July 25, 2006, the closing price was$10.55 per share.

          For further information regarding Federal Trust Corporation, please read the Federal Trust Corporation reports filed with the SEC and available at www.sec.gov.  Press Releases and other information about Federal Trust Corporation can be found on PR Newswire at http://www.prnewswire.com or at Federal Trust’s website at http://www.federaltrust.com .

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        07/26/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations of Federal Trust Corporation, +1-407-323-1833/
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          (FDT)